EXHIBIT A

              SECOND AMENDMENT TO SUB-INVESTMENT ADVISORY AGREEMENT

                                  May 19, 2004

Credit Suisse Asset Management Limited
3-1 Toranomon 4-chome
Minato-ku, Tokyo
Japan

Dear Sirs:

                  This amends the Sub-Investment Advisory Agreement dated as of May 1, 2002, and amended July 22, 2002 (the "Sub-Advisory Agreement"), by and among the Japan Equity Fund (the "Fund"), Credit Suisse Asset Management, LLC ("CSAM") and Credit Suisse Asset Management Limited (Tokyo) (the "Sub-Adviser"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Sub-Advisory Agreement.

                  In consideration of the covenants and agreements expressed herein, the parties agree as follows:

                  1. Effective May [19], 2004, Schedule A to the Sub-Advisory Agreement will read as follows:

                                   "SCHEDULE A

                  CSAM will pay the Sub-Adviser a fee equal to ninety percent of the fee that CSAM collects from shareholders (the "Total Fee"), one quarter of which shall be payable in U.S. dollars in arrears on the last business day of each calendar quarter. Should the Total Fee be decreased by CSAM for any reason and at any time, the Sub-Adviser shall be paid ninety percent of such decreased fee. The fee for the first period during which this Agreement is in effect shall be pro-rated for the portion of the calendar quarter that the Agreement is in effect. The Total Fee shall be an aggregate fee paid for services rendered with respect to this Fund and such other Credit Suisse Funds for which the Sub-Adviser has been appointed as such and which CSAM and the Sub-Adviser agree will be governed by this fee schedule.

                  The portion of the Total Fee allocable with respect to the Fund for any calendar quarter or portion thereof is equal to the product of (a) the Total Fee and (b) a fraction: (i) the numerator of which is the average monthly net assets of the Fund during such calendar quarter or portion thereof and (ii) the denominator of which is the aggregate average monthly net assets of the Fund and other registered investment companies for which the Sub-Adviser has been appointed as such during such calendar quarter or portion thereof (rounded to the nearest thousand dollars)."

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                  2. Fees shall cease to accrue under the previous compensation structure on [May 19 ], 2004 and such fees shall be paid to the Sub-Adviser as soon as practicable after the end of the month of May 2004.

                  3. The parties agree that the provisions of the Sub-Advisory Agreement, except as amended by this Amendment shall continue in full force and effect.

                            [signature page follows]


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                  Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                             Very truly yours,

                                             CREDIT SUISSE ASSET MANAGEMENT, LLC

                                             By: /s/Hal Liebes
                                                 -------------
                                             Name:  Hal Liebes
                                             Title: Managing Director

                                             CREDIT SUISSE JAPAN EQUITY FUND

                                             By: /s/Hal Liebes
                                                 -------------
                                             Name:  Hal Liebes

                                             Title: Vice President and Secretary

CREDIT SUISSE ASSET
MANAGEMENT LIMITED

By:/s/Shogo Yamaguchi
   ------------------
Name: Shogo Yamaguchi
Title: Representative Director and President